MATTER SUBMMITED TO A VOTE OF SHAREHOLDERS
                        VIRTUS OPPORTUNITIES TRUST
                             August 20, 2009
                            September 3, 2009
                            September 17, 2009
                               (Unaudited)


A special meeting of shareholders of Virtus AlphaSector Rotation Fund (formerly known as Virtus Wealth Builder Fund), a series of Virtus Opportunities Trust (the "Fund") was held on August 20, 2009 to vote on a proposals to 1) approve a Subadvisory Agreement between Virtus Investment Advisers, Inc. ("VIA"), and F-Squared Investments, Inc. (the "Subadviser"); 2) to approve an amendment to the fee schedule of the Investment Advisory Agreement between Virtus Opportunities Trust (the "Trust"), on behalf of the Fund and VIA, and 3) to approve a proposal to permit VIA to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval. The special meeting was adjourned until September 3, 2009, and then September 17, 2009, and then September 25, 2009 due to insufficient votes to pass the proposal.



                      RESULTS OF SHAREHOLDER MEETING
                        VIRTUS OPPORTUNITIES TRUST
                           September 25, 2009
                              (Unaudited)


At a reconvened special meeting of shareholders of Virtus AlphaSector Rotation Fund, a series of Virtus Opportunities Trust, held on September 25, 2009, shareholders voted on the following proposals:

Number of Eligible Shares Voted:
                                  For             Against          Abstain

To approve a Subadvisory      3,704,699.284     327,365.149      476,780.697
Agreement between
Virtus Investment Advisers,
Inc. ("VIA"), and
F-Squared Investments, Inc.


To approve an amendment to    3,622,264.962     405,061.826      481,518.342
the fee schedule of the
Investment Advisory Agreement
between Virtus Opportunities
Trust, on behalf of the Fund
and VIA


To approve a proposal to      3,536,212.462     533,363.449      449,269.219
permit VIA to hire and
replace subadvisers or to
modify subadvisory
agreements without
shareholder approval


Shareholders of the Fund voted to approve the first two above proposals. Shareholders of the Fund did not approve the third proposal noted above.